SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report:  July 27, 2010
(Date of Earliest Event Reported)

Akorn, Inc.
(Exact Name of Registrant as Specified in its Charter)

Louisiana	001-32360	72-0717400
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1925 W. Field Court, Suite 300
Lake Forest, Illinois  60045
(Address of principal executive offices)

(847) 279-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On July 27, 2010, Akorn, Inc. (the “Company”), through its wholly-owned subsidiary, Akorn (New Jersey), Inc., an Illinois corporation, entered into a new seven-year building lease agreement (the “Somerset Lease”) with Veronica Development Associates, a New Jersey general partnership, extending the Company’s occupancy of its 50,000 square foot manufacturing facility located at 72-6 Veronica Avenue, Somerset, New Jersey.  The previous lease had reached its scheduled expiration date.  The new lease commences on August 1, 2010 and continues through July 31, 2017.  Under terms of the new lease, base rent is initially set at $38,801.30 per month, subject to periodic cost of living adjustments.  In addition to base rent, the Company is obligated to pay monthly its proportionate share of estimated property taxes, assessments and maintenance costs, which are currently estimated at $12,416.70 per month.  The lease agreement contains a renewal provision allowing the Company the option to renew for up to four additional five-year periods upon providing written notice of its intention to renew at least six months prior to termination of the original lease or any renewal period.

The entire text of the Somerset Lease is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01    Regulation FD Disclosure

The description of the Somerset Lease contained herein is qualified in its entirety by the complete Somerset Lease, which has been included as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

10.1
Lease Agreement dated July 15, 2010 by and between Veronica Development Associates, a New Jersey general partnership, and Akorn (New Jersey), Inc., an Illinois corporation, for the Company’s 50,000 square foot manufacturing facility at 72-6 Veronica Avenue, Somerset, New Jersey.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Akorn, Inc.

By:	/s/ Timothy A. Dick
Timothy A. Dick
Chief Financial Officer

Date:  July 30, 2010

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